EXHIBIT 99.1



FOR IMMEDIATE RELEASE

June 25, 2003

                           CONTACTS:  (Media) Marybeth Thorsgaard (763) 764-6364
                           --------       (Analysts) Kris Wenker  (763) 764-2607


                    GENERAL MILLS REPORTS FISCAL 2003 RESULTS

         (MINNEAPOLIS, MINN.) - General Mills (NYSE:GIS) today reported strong results for the fourth quarter and full 2003 fiscal year. Diluted earnings per share (EPS) were $2.43 for the fiscal year ended May 25, 2003, up 81 percent from $1.34 in 2002. Net earnings doubled to $917 million from $458 million earned in 2002. Both years included certain costs primarily related to the company's acquisition of Pillsbury on October 31, 2001. These costs (described in detail below) are the restructuring and other exit costs identified on the consolidated statements of earnings, and merger-related costs included in selling, general and administrative expenses. These costs amounted to $132 million pretax, $85 million after tax in 2003, and $186 million pretax, $118 million after tax in 2002. Excluding these restructuring, other exit and merger-related costs, fiscal 2003 diluted earnings per share would total $2.65, up 56 percent from $1.70 earned last year.
         Annual net sales increased 32 percent to $10.5 billion, reflecting good business growth and an incremental five months of Pillsbury results. On a comparable basis (as if General Mills had owned Pillsbury for all 12 months of 2003 and 2002) net sales grew 6 percent.


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

         Fourth quarter net sales grew 10 percent to exceed $2.5 billion. Net earnings totaled $225 million compared to $57 million in last year's fourth quarter. Fourth quarter restructuring, other exit and merger-related costs totaled $31 million pretax, $19 million after tax in 2003, down from $56 million pretax, $36 million after tax in 2002. The merger-related costs are included in selling, general and administrative expense, as detailed below. Diluted EPS totaled 59 cents compared to 15 cents a year earlier. Excluding restructuring, other exit and merger-related costs, fourth quarter earnings would total 64 cents per diluted share compared to 25 cents last year.
         General Mills Chairman and Chief Executive Officer Steve Sanger said the results met or exceeded the company's major performance objectives for the year. "In our first fiscal year after the Pillsbury acquisition, we achieved strong sales growth, significant cost synergies and earnings-per-share that beat the target we set last June by a nickel. That performance enabled us to deliver a positive return to our shareholders in a down market." Total return to General Mills shareholders in fiscal 2003 was 6 percent, as compared to a negative 12 percent return for the S&P 500 Index over the same time period.

Restructuring, Other Exit and Merger-related Costs
--------------------------------------------------
General Mills recorded certain costs in 2003 and 2002 relating to the Pillsbury acquisition. We have separately identified these costs because they represent expenses associated with an infrequently occurring event, and we believe identifying them improves the comparability of year-to-year results of operations. These costs include the restructuring and other exit costs segregated on the consolidated statement of earnings and merger-related costs (including consulting, system conversions, relocation, training and communications) included in selling, general and administrative expense. In light of the magnitude of the Pillsbury acquisition, we have consistently


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

attempted to provide investors with information regarding the costs of the acquisition and integration that we believe is important for their understanding of such costs in addition to our ongoing operations. A reconciliation of earnings and EPS with and without these costs appears in the table below. Earnings and earnings per share excluding restructuring, other exit and merger-related costs are measures of performance that are not defined by generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, our net earnings and diluted earnings per share as reported on a GAAP basis. Please refer to our consolidated financial statements and accompanying footnotes for additional information regarding our classification of these items and for presentation of results in accordance with generally accepted accounting principles.

                                EARNINGS SUMMARY
                      (in millions, except per share data)

                                                              Fourth Quarter          Fiscal Year
                                                              --------------          -----------
                                                            2003        2002        2003        2002
                                                            ----        ----        ----        ----
EARNINGS AFTER TAX
   Before restructuring, other exit and merger-related    $   244     $    93     $ 1,002     $   579
     costs
   Restructuring and other exit costs                          (2)        (16)        (40)        (84)
   Merger-related costs (1)                                   (17)        (20)        (45)        (34)
   Adoption of SFAS No. 133                                    --          --          --          (3)
       NET EARNINGS                                       $   225     $    57     $   917     $   458

AVG. DILUTED SHARES OUTSTANDING                               379         378         378         342

DILUTED EARNINGS PER SHARE
   Before restructuring, other exit and merger-related    $   .64     $   .25     $  2.65     $  1.70
     costs
   Restructuring and other exit costs                          --        (.04)       (.11)       (.25)
   Merger-related costs (1)                                  (.05)       (.05)       (.12)       (.10)
   Adoption of SFAS No. 133                                    --          --          --        (.01)
       DILUTED EPS                                        $   .59     $   .15     $  2.43     $  1.34

(1) Included in selling, general and administrative expense

Note:  Numbers may not add due to rounding


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U.S. Retail Segment Results
---------------------------
Net sales for General Mills' U.S. Retail operations grew 25 percent to exceed $7.4 billion in fiscal 2003. On a comparable basis, as if General Mills had owned Pillsbury for all of 2002, net sales grew 6 percent. Comparable unit volume (shipments) increased 4 percent and retail consumer sales for the company's major product lines rose 5 percent. Segment operating profits grew 66 percent to $1.75 billion.
         Big G cereal unit volume grew 7 percent compared to a 3 percent decline in 2002. The gain reflects the successful January 2003 launch of Berry Burst Cheerios, growth by major established brands, and continued good performance by Big G Milk `n Cereal bars, which contributed 1 percentage point of the volume gain. Yoplait yogurt shipments grew 14 percent with continued growth from established lines plus good contributions from Yoplait Whips! and new Yoplait Nouriche yogurt beverages. Meals Division unit volume increased 2 percent on a comparable basis, led by growth from Progresso soup and Betty Crocker dinner mixes. Pillsbury USA reported a 1 percent comparable volume increase led by the Home Baked Classics frozen baked goods line and Totino's frozen pizza and hot snacks. Baking Products unit volume declined 3 percent due to intense competitive promotional activity in the dessert mix market. Snacks unit volume grew 4 percent, led by Nature Valley granola bars, which recorded its fifth consecutive year of double-digit growth.
         In the fourth quarter, U.S. Retail net sales grew 13 percent to exceed $1.7 billion, and operating profits more than doubled to reach $449 million.

Bakeries and Foodservice Segment Results
----------------------------------------
Sales for the company's Bakeries and Foodservice operations increased to $1.8 billion in fiscal 2003. However, comparable unit volume was essentially unchanged from the


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prior year, reflecting weak foodservice industry trends. Operating profit also was unchanged from 2002 levels, due to the weak volumes and higher supply chain costs caused by manufacturing realignment activities.
         Fourth quarter net sales for Bakeries and Foodservice totaled $459 million, down 2 percent. Operating profits totaled $23 million compared to $53 million in last year's fourth quarter, reflecting the volume and supply chain cost factors cited above as well as slow net realization of pricing taken to offset higher commodity costs.

International Segment Results
-----------------------------
Sales for General Mills' consolidated international operations totaled $1.3 billion in fiscal 2003 compared to $778 million in 2002. Operating profits doubled to $91 million. Comparable unit volume fell 1 percent for the year, with losses in economically challenged Latin American markets offsetting gains of 3 percent in Canada, 6 percent in Asia, and 4 percent in Europe.
         Fourth-quarter international sales grew 9 percent to $345 million, and operating profits grew 13 percent to $27 million.

Joint Venture Summary
---------------------
Total after-tax earnings from joint-venture operations reached $61 million in fiscal 2003, nearly doubling the $33 million reported a year earlier. Cereal Partners Worldwide (CPW) and Snack Ventures Europe (SVE) together contributed $45 million in profits, up from $31 million in 2002. Unit volume trends were strong for both ventures, as CPW unit volume rose 7 percent and SVE shipments grew 8 percent. Contributions from the Haagen-Dazs joint ventures were more than double the partial-year profits included in General Mills' 2002 results. Total joint venture profits in both years include modest losses by our soy products joint venture with Dupont, which is currently expanding 8th Continent refrigerated soy milk to nationwide distribution.


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         Fourth-quarter joint venture earnings totaled $17 million after tax compared to $13 million in 2002.

Financial Highlights
--------------------
Interest expense in 2003 was up 31 percent to $547 million, reflecting the full-year impact of higher debt levels associated with the Pillsbury acquisition. Fourth-quarter interest expense was $130 million, lower than a year earlier due to favorable rates and debt mix. At year-end, General Mills' total debt was $8.9 billion, down $582 million from a year earlier. General Mills currently estimates its fiscal 2004 interest expense will be approximately $500 to $530 million. The effective tax rate was 35 percent, in line with 2003 expectations and the company's plans for 2004.
         Dividends in 2003 totaled $1.10 per share, a payout of 45 percent of net diluted earnings per share. General Mills intends to maintain the prevailing $1.10 annual dividend rate per share in 2004. Fixed asset investments totaled about $750 million in 2003, including acquisition-related costs associated with consolidation of the company's Minneapolis headquarters and integration of information systems companywide. Plans call for capital investment spending to moderate beginning in 2004, when fixed asset spending is expected to total approximately $650 million.

Outlook
-------
Sanger said General Mills is positioned to deliver good growth and returns in the years ahead. "Over the next three years, our plans call for 5 to 6 percent compound growth in net sales and at least 11 percent compound growth in diluted earnings per share. For fiscal 2004 specifically, we expect sales growth at the top end of our range -- 6 percent -- and earnings per share growth should beat our target."


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

         Sales growth in 2004 is expected to benefit from a strong line-up of new products beginning to enter the market now. In addition, fiscal 2004 includes a 53rd week. The company expects profit growth to benefit from an additional $125 million of acquisition-related synergies in 2004, as well as productivity savings. Net earnings per share are expected to increase from the $2.43 reported in 2003 to approximately $2.85 to $2.90 in 2004--an increase of 17 to 19 percent. This 2004 earnings per share guidance includes estimated restructuring, other exit and merger-related costs of between 10 and 15 cents per share.

General Mills will hold a briefing for investors today, June 25, 2003, beginning at 9:15 a.m. EDT. You may access the web cast from General Mills' corporate home page: www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements, including the statements under the caption "Outlook" and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by difficulties resulting from the Pillsbury acquisition, such as integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. Our future results also could be affected by a variety of additional factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development and the success of new items; actions of competitors other than as described above; acquisitions or disposals of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuation in the cost and availability of supply chain resources, foreign economic conditions, including currency rate fluctuations; political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.


                                      ####

                        GENERAL MILLS, INC.
                CONSOLIDATED STATEMENTS OF EARNINGS
                (In Millions, Except per Share Data)

                                                                Fiscal Year Ended
                                                        --------------------------------
                                                        May 25,     May 26,      May 27,
                                                         2003        2002         2001
                                                        -------     -------      -------
Net Sales                                               $10,506     $ 7,949      $ 5,450

Costs & Expenses:
  Cost of sales                                           6,109       4,662        2,841
  Selling, general and administrative                     2,472       2,070        1,393
  Interest, net                                             547         416          206
  Restructuring and other exit costs                         62         134           12
                                                        -------     -------      -------
      Total Costs and Expenses                            9,190       7,282        4,452

Earnings before Taxes and Earnings
     from Joint Ventures                                  1,316         667          998

Income Taxes                                                460         239          350

Earnings from Joint Ventures                                 61          33           17
                                                        -------     -------      -------

Earnings before cumulative effect of change
    in accounting principle                             $   917     $   461      $   665

Cumulative effect of change in accounting principle          --          (3)          --
                                                        -------     -------      -------

Net Earnings                                            $   917     $   458      $   665
                                                        =======     =======      =======

Earnings per Share - Basic:

  Earnings before cumulative effect of change
       in accounting principle                          $  2.49     $  1.39      $  2.34

  Cumulative effect of change in accounting principle        --       (0.01)          --
                                                        -------     -------      -------

  Earnings per Share - Basic                            $  2.49     $  1.38      $  2.34
                                                        =======     =======      =======

Average Number of Shares - Basic                            369         331          284
                                                        =======     =======      =======

Earnings per Share - Diluted:

  Earnings before cumulative effect of change
       in accounting principle                          $  2.43     $  1.35      $  2.28

  Cumulative effect of change in accounting principle        --       (0.01)          --
                                                        -------     -------      -------

  Earnings per Share - Diluted                          $  2.43     $  1.34      $  2.28
                                                        =======     =======      =======

Average Number of Shares - Assuming Dilution                378         342          292
                                                        =======     =======      =======

See accompanying notes.

                               GENERAL MILLS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                (Unaudited) (In Millions, Except per Share Data)


                                                           13 Weeks Ended
                                                          -----------------
                                                          May 25,    May 26,
                                                           2003       2002
                                                          ------     ------

Net Sales                                                 $2,546     $2,324

Costs & Expenses:
    Cost of sales                                          1,482      1,464
    Selling, general and administrative                      611        613
    Interest, net                                            130        152
    Restructuring and other exit costs                         4         26
                                                          ------     ------

        Total Costs and Expenses                           2,227      2,255

Earnings before Taxes and Earnings from Joint Venture        319         69

Income Taxes                                                 111         25

Earnings from Joint Ventures                                  17         13
                                                          ------     ------

Net Earnings                                              $  225     $   57
                                                          ======     ======

Earnings per Share - Basic                                $  .61     $  .16
                                                          ======     ======

Average Number of Shares - Basic                             370        367
                                                          ======     ======

Earnings per Share - Diluted                              $  .59     $  .15
                                                          ======     ======

Average Number of Shares - Assuming Dilution                 379        378
                                                          ======     ======

See accompanying notes.

                               GENERAL MILLS, INC.
                               OPERATING SEGMENTS
                           (Unaudited) (In Millions)


                                             13 Weeks Ended                     52 Weeks Ended
                                         ----------------------      ------------------------------------
                                          May 25,       May 26,       May 25,       May 26,       May 27,
                                           2003          2002          2003          2002          2001
                                         --------      --------      --------      --------      --------
Net Sales:
 U.S. Retail                             $  1,742      $  1,536      $  7,407      $  5,907      $  4,565
 Bakeries and Foodservice                     459           471         1,799         1,264           622
 International                                345           317         1,300           778           263
                                         --------      --------      --------      --------      --------

    Total                                $  2,546      $  2,324      $ 10,506      $  7,949      $  5,450
                                         ========      ========      ========      ========      ========

Operating Profit:
 U.S. Retail                             $    449      $    170      $  1,754      $  1,057      $  1,053
 Bakeries and Foodservice                      23            53           156           155            95
 International                                 27            24            91            45            17
                                         --------      --------      --------      --------      --------

    Total                                     499           247         2,001         1,257         1,165

Unallocated corporate income (expense)        (46)           --           (76)          (40)           51
Restructuring and other exit costs             (4)          (26)          (62)         (134)          (12)
Interest, net                                (130)         (152)         (547)         (416)         (206)
                                         --------      --------      --------      --------      --------

    Earnings before taxes and earnings
       from Joint Ventures               $    319      $     69      $  1,316      $    667      $    998
                                         ========      ========      ========      ========      ========

                               GENERAL MILLS, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (In Millions)


                                                    May 25,       May 26,
                                                     2003          2002
                                                   --------      --------
ASSETS
Current Assets:
  Cash and cash equivalents                        $    703      $    975
  Receivables                                           980         1,010
  Inventories                                         1,082         1,055
  Prepaid expenses and other                            184           156
  Deferred income taxes                                 230           241
                                                   --------      --------
    Total Current Assets                              3,179         3,437
                                                   --------      --------

Land, Buildings and Equipment                         4,929         4,618
  Less accumulated depreciation                      (1,949)       (1,854)
                                                   --------      --------
    Net Land, Buildings and Equipment                 2,980         2,764
Goodwill                                              6,650         8,473
Other Intangible Assets                               3,622            90
Other Assets                                          1,796         1,776
                                                   --------      --------

Total Assets                                       $ 18,227      $ 16,540
                                                   ========      ========

LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable                                 $  1,303      $  1,217
  Current portion of debt                               105           248
  Notes payable                                       1,236         3,600
  Other current liabilities                             804           682
                                                   --------      --------
    Total Current Liabilities                         3,448         5,747
Long-term Debt                                        7,516         5,591
Deferred Income Taxes                                 1,657           407
Other Liabilities                                     1,131         1,066
                                                   --------      --------
    Total Liabilities                                13,752        12,811
                                                   --------      --------

Minority Interest                                       300           153

Stockholders' Equity:
  Common stock                                        5,684         5,733
  Retained earnings                                   3,079         2,568
  Less common stock in treasury                      (4,203)       (4,292)
  Unearned compensation                                 (43)          (57)
  Accumulated other comprehensive income               (342)         (376)
                                                   --------      --------
    Total Stockholders' Equity                        4,175         3,576
                                                   --------      --------

Total Liabilities and Equity                       $ 18,227      $ 16,540
                                                   ========      ========

                               GENERAL MILLS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Fiscal 2002 results include only seven months of the Pillsbury business, which was acquired October 31, 2001.

(2) Restructuring and other exit costs consist of charges related to the sale of our Toledo, Ohio plant as required to obtain regulatory clearance for the acquisition of Pillsbury; severance costs related to sales organization and headquarters department realignment; charges associated with the closure of our St. Charles, Illinois plant; expenses related to exiting production at former Pillsbury facilities being closed; flour mill and grain restructuring/closing charges; and charges associated with the 2001 exit from the Squeezit beverage business.

(3) Our selling, general and administrative expense includes items which are associated with infrequently occurring events: (a) merger-related costs which relate to the planning and execution of the integration of Pillsbury including consulting, system conversions, relocation, training and communications amounting to $70 million in 2003, $52 million in 2002, and $8 million in 2001; (b) insurance settlement income relating to a 1994 oats handling incident of $3 million in 2003, $30 million in 2002, and $55 million in 2001; and (c) a special contribution of $30 million to the General Mills Foundation in 2002 to increase its net assets to an appropriate level following the acquisition of Pillsbury. Our 2002 cost of goods sold includes $4 million of costs associated with a flood at our Cincinnati facility.

(4) The discussion of our results of operations includes earnings and earnings per share references excluding restructuring and other exit costs described in Note (2) above and the merger-related costs described in Note (3)(a) above, primarily related to the acquisition of Pillsbury. The magnitude of the acquisition of Pillsbury and the resulting combination of two companies of near-equal size was a unique event in the history of General Mills. We believe that it is useful to separately identify these restructuring, exit and merger-related costs from our ordinary operating costs since these items were incurred primarily to complete the Pillsbury acquisition and integration and are not associated with our ongoing operations. Earnings and earnings per share excluding restructuring, other exit and merger-related costs are measures of performance that are not defined by generally accepted accounting principles ("GAAP"), and should be viewed in addition to, and not in lieu of, our net earnings and diluted earnings per share as reported on a GAAP basis. Reviewing and analyzing results exclusive of these items improves period-to-period comparability and provides management with useful measures to assess the results of our normal, ongoing operations and to plan and forecast results for future periods. We believe that reporting this information is also useful to investors in evaluating our operating results from period to period.

(5) Certain prior years' amounts have been reclassified to conform with the current year presentation. Cost of sales has been decreased and selling, general and administrative expense has been increased for costs that are not clearly associated with production activity. In addition, items described in Notes (2) and (3) were previously reported as "Unusual Items" in the consolidated statements of earnings.

(6) Effective with the first quarter fiscal 2002, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The cumulative effect of adopting this accounting change was a $3 million charge, as reflected on the consolidated statements of earnings.